UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 12 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  November 12, 2003

Commission File Number 1-6227

LEE ENTERPRISES, INCORPORATED
(Exact name of Registrant as specified in its charter)

    Delaware                                 42-0823980
            (State of Incorporation)    (I.R.S. Employer Identification No.)

215 N. Main Street, Davenport, Iowa 52801
(Address of Principal Executive Offices)

(563) 383-2100
Registrant’s telephone number, including area code

Item 12. Results of Operations and Financial Condition

On November 11, 2003, Lee Enterprises Incorporated (the Registrant) reported its results for the fourth fiscal quarter ended September 30, 2003 and for the year ended September 30, 2003. Registrant is furnishing the related earnings release required under Item 12. The following exhibit is incorporated by reference herein:

EXHIBIT 99.1 Earnings Release - Fourth Quarter and Year Ended September 30, 2003

The earnings release contains several non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation within the earnings release of all non-GAAP financial measures to the most directly comparable GAAP financial measure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEE ENTERPRISES, INCORPORATED

Date: November 11, 2003	/s/Carl G. Schmidt
Carl G. Schmidt
Vice President, Chief Financial Officer,
and Treasurer

Lee Enterprises, Incorporated
215 Main St.
Davenport, IA 52801-1924
www.lee.net

NEWS RELEASE

Lee Enterprises reports earnings for fiscal Q4 and year

DAVENPORT, Iowa (Nov. 11, 2003) — Lee Enterprises, Incorporated (NYSE: LEE), reported today that diluted earnings per common share from continuing operations were 44 cents for its fourth quarter ended Sept. 30, 2003. The results represent an increase of 7.3 percent over earnings of 41 cents a year ago, which have been restated to include employee stock option expense.

Advertising revenue increased 3.1 percent to $121.6 million and total operating revenue increased 2.3 percent to $165.0 million. Operating expenses excluding depreciation and amortization, which were significantly impacted by an 18.7 percent increase in newsprint and ink, rose 4.5 percent to $122.6 million. Operating cash flow(2) decreased 3.6 percent to $42.4 million. Operating cash flow margin(2) was 25.7 percent, compared with 27.3 percent a year ago, reflecting strongly rising prices for newsprint and a sluggish revenue environment. Operating income, which includes equity in net income of associated companies and depreciation and amortization, decreased 5.6 percent to $32.6 million. Income from continuing operations increased 5.9 percent to $19.5 million. Net income increased 7.3 percent.

On a same property basis(1), which excludes the impact of acquisitions and divestitures made in the current or prior year, total advertising revenue for the quarter ended Sept. 30, 2003, increased 2.8 percent from a year ago, and total operating revenue increased 2.5 percent. Retail revenue increased 1.2 percent. Classified revenue increased 0.1 percent, with employment advertising down 4.7 percent. Advertising in niche publications increased 34.4 percent and online advertising revenue increased 34.7 percent. National advertising, a small category for Lee, increased 4.3 percent. Circulation revenue increased 0.3 percent.

At the 16 newspapers Lee acquired in 2002, advertising revenue for the quarter increased 4.7 percent and total operating revenue increased 2.7 percent.

After two years of gains, daily circulation volume, including Madison Newspapers, remained level and Sunday circulation grew 0.3 percent in the six-month Audit Bureau of Circulations reporting period ended Sept. 30, 2003. Lee’s 44 daily newspapers have combined paid circulation of 1.1 million weekdays and 1.2 million on Sundays.

FISCAL YEAR

For the year ended Sept. 30, 2003, diluted earnings per common share from continuing operations totaled $1.75, compared with $1.78 in 2002. The prior year included favorable resolution of tax issues amounting to $10.1 million, or 23 cents per share. Excluding the resolution of tax issues, this year’s earnings represent an increase of 12.9 percent over $1.55 a year ago.

In 2003, Lee began expensing employee stock option grants and has restated earnings for prior years. Results in 2002 were reduced 5 cents per diluted common share to $1.78 from the previously reported amount of $1.83.

For the year ended Sept. 30, 2003, total advertising revenue on a same property basis increased 3.0 percent and total operating revenue increased 2.0 percent. On a reported basis, which includes acquisitions and divestitures, total operating revenue increased 25.4 percent. Operating expenses, excluding depreciation and amortization, increased 26.8 percent, and operating cash flow increased 21.7 percent. Operating cash flow margin(2) was 26.9 percent, compared with 27.7 percent a year ago, reflecting a full year of results of acquired businesses with lower margins in the current year compared to six months in the prior year. Operating income increased 15.9 percent.

Mary Junck, chairman and chief executive officer, said: “As our 2003 results show, our newspapers have performed well in a tough economy, and our acquisitions continue to stand out as a success. Meanwhile, our strong cash flow has enabled us to reduce debt by more than $100 million in 2003. We continue to execute well on our top five priorities of driving revenue, improving readership and circulation, emphasizing strong local news, expanding our online services and carefully controlling our costs, and we believe we’re well-positioned for continued growth in 2004.”

Tables follow.

Lee Enterprises is based in Davenport, Iowa, and is the premier publisher of daily newspapers in midsize markets. Lee owns 38 daily newspapers and a joint interest in six others, along with associated online services. Lee also publishes nearly 200 weekly newspapers, shoppers and classified and specialty publications. Lee stock is traded on the New York Stock Exchange under the symbol LEE. More information about Lee Enterprises is available at www.lee.net.

LEE ENTERPRISES, INCORPORATED CONSOLIDATED STATEMENTS OF INCOME Unaudited. (Thousands, Except Per Common Share Data)
	Three Months Ended			Year Ended
	Sept. 30,			Sept. 30,
	2003	2002	%	2003	2002	%

Operating revenue:		(3)			(3)
Advertising	$121,598	$117,943	3.1	$480,988	$377,145	27.5
Circulation	33,371	33,692	(1.0)	133,148	105,711	26.0
Other	10,064	9,693	3.8	42,605	40,800	4.4

	165,033	161,328	2.3	656,741	523,656	25.4

Operating expenses:
Compensation	68,521	64,901	5.6	272,311	209,263	30.1
Newsprint and ink	14,883	12,539	18.7	57,773	43,727	32.1
Other	39,242	39,909	(1.7)	150,107	125,645	19.5

Operating expenses excluding
depreciation and amortization	122,646	117,349	4.5	480,191	378,635	26.8

Operating cash flow	42,387	43,979	(3.6)	176,550	145,021	21.7
Depreciation and amortization	12,085	11,677	3.5	46,616	35,050	33.0

Operating income, before equity in
net income of associated
companies	30,302	32,302	(6.2)	129,934	109,971	18.2
Equity in net income of associated
companies	2,320	2,261	2.6	8,053	9,057	(11.1)

Operating income	32,622	34,563	(5.6)	137,987	119,028	15.9

Non-operating income:
Financial income	204	302	(32.5)	1,120	6,007	(81.4)
Financial expense	(3,503)	(4,778)	(26.7)	(16,535)	(15,777)	4.8
Other, net	(254)	(709)	NM	(1,049)	(1,008)	4.1

	(3,553)	(5,185)	(31.5)	(16,464)	(10,778)	52.8

Income from continuing operations
before income taxes	29,069	29,378	(1.1)	121,523	108,250	12.3
Income tax expense	9,568	10,960	(12.7)	43,462	29,366	48.0

Income from continuing operations	19,501	18,418	5.9	78,061	78,884	(1.0)
Discontinued operations	--	(247)	NM	(20)	946	NM

Net income	$19,501	$18,171	7.3	$78,041	$79,830	(2.2)

Earnings per common share:
Basic:
Continuing operations	$0.44	$0.42	4.8	$1.76	$1.79	(1.7)
Discontinued operations	--	(0.01)		--	0.02

Net income	$0.44	$0.41	7.3	$1.76	$1.81	(2.8)

Diluted:
Continuing operations	$0.44	$0.41	7.3	$1.75	$1.78	(1.7)
Discontinued operations	--	(0.01)		--	0.02

Net income	$0.44	$0.41	7.3	$1.75	$1.80	(2.8)

Average outstanding shares:
Basic	44,436	44,187		44,316	44,087
Diluted	44,718	44,357		44,513	44,351
SELECTED BALANCE SHEET INFORMATION	Sept. 30,
	2003	2002
Cash and temporary cash investments	$11,064	$14,381
Total assets	1,421,377	1,463,830
Debt, including current maturities	305,200	409,300
Stockholders' equity	802,156	742,774

(1)

Same property comparisons exclude acquisitions and divestitures made in the current or prior year. Same property revenue also excludes revenue of Madison Newspapers, Inc., (MNI) in order to comply with SEC regulations related to disclosure of non-GAAP financial measures. Lee owns 50% of the capital stock of MNI, which for financial reporting purposes is reported using the equity method of accounting.

(2)

Operating cash flow, which is defined as operating income before depreciation, amortization and equity in net income of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) represent non-GAAP financial measures. A reconciliation of operating cash flow to operating income, the most directly comparable measure under accounting principles generally accepted in the United States (GAAP), is included in the tables accompanying this release. The Company believes that operating cash flow and the related margin ratio are useful measures of evaluating its financial performance because of their focus on the Company’s results from operations before depreciation and amortization. The Company also believes that these measures are several of the alternative financial measures of performance used by investors, rating agencies and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

(3)

Certain amounts as previously reported have been reclassified to conform with the current period presentation. The presentation of equity in net income of associated companies has been revised to exclude those amounts from revenue. Fiscal 2002 amounts have been restated to include expense relating to employee stock options. Also, in order to report revenue statistics on a basis more consistent with peer newspaper companies and to recognize the growing importance of niche and online advertising revenue, several revenue categories have been reclassified. The prior period has been restated for comparative purposes, and the reclassifications have no impact on earnings.

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. This release contains information that may be deemed forward-looking and that is based largely on the Company’s current expectations and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties are changes in advertising demand, newsprint prices, interest rates, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in integration of acquired businesses or maintaining employee and customer relationships and increased capital and other costs. The words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not publicly undertake to update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2163